UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 3, 2020

Dominion Energy, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Virginia	001-08489	54-1229715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Tredegar Street Richmond, Virginia	23219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (804) 819-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	D	New York Stock Exchange
2016 Series A 5.25% Enhanced Junior Subordinated Notes	DRUA	New York Stock Exchange
2019 Series A Corporate Units	DCUE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 3, 2020, Dominion Energy, Inc. (Dominion Energy) and Dominion Energy Questar Corporation (Dominion Questar and together with Dominion Energy, the Sellers) entered into a Purchase and Sale Agreement (the Purchase Agreement) with Berkshire Hathaway Energy Company (BHE) pursuant to which Dominion Energy will sell substantially all of its Gas Transmission & Storage operating segment assets, including Dominion Energy Gas Holdings, LLC, to BHE (the Transaction). The transaction is valued at approximately $9.7 billion, consisting of a purchase price of approximately $4.0 billion in cash (subject to certain adjustments) and the assumption of approximately $5.7 billion of existing asset-related long-term debt. Dominion Energy will retain a 50% limited partnership interest Dominion Energy Cove Point LNG, LP (Cove Point) and its 53% noncontrolling membership interest in Atlantic Coast Pipeline, LLC (ACP) as well as the Construction, Operation and Maintenance Agreement dated as of September 2, 2014 with ACP (the COMA). As a part of the Transaction, 100% of the general partnership interest, and 25% of the total limited partnership interests, in Cove Point will be transferred to BHE.

The completion of the Transaction is subject to certain regulatory approvals, including clearance or approval from the U.S. Department of Energy and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (HSR). If HSR approval is not obtained by 75 days following the date of the Purchase Agreement, Sellers may, at their option, elect to terminate the Transaction with respect to certain entities, including Dominion Energy Questar Pipeline, LLC (the Q-Pipe Termination). In the event of a Q-Pipe Termination (as defined below), BHE will pay Sellers a termination fee and the purchase price for the remainder of the Transaction will become approximately $2.7 billion in cash (subject to certain adjustments).

As a condition to closing, unless a Q-Pipe Termination has occurred, a precedent agreement entered into by and between Dominion Energy and BHE, effective July 3, 2020, regarding future peaking, transportation, and storage arrangements for Questar Gas Company, a subsidiary of Dominion Energy, must remain in full force and effect and the filings with FERC contemplated by such agreement must have been submitted.

In addition, the completion of the Transaction is subject to other customary closing conditions, including customary conditions regarding the accuracy of the representations and warranties and compliance by the parties in all material respects with their respective obligations under the Purchase Agreement. The Transaction is not subject to a financing condition. The Transaction is expected to close in the fourth quarter of 2020, subject to satisfaction of the foregoing conditions, among other things.

At closing, the Sellers and BHE will enter into a transition services agreement pursuant to which the Sellers will continue to provide certain services in order to support the ongoing operations of business for up to 24 months. BHE has also agreed to provide certain services to the Sellers, including making certain employees available with respect to the ongoing obligations under the COMA.

Pursuant to the Purchase Agreement, employees transferred as part of the Transaction will have certain employment protections for generally 24 months following the closing date.

The Purchase Agreement contains customary representations, warranties and covenants related to the conduct of the business and the Transaction. The Purchase Agreement also includes customary termination provisions, including if the closing of the Transaction has not occurred on or before December 31, 2020, which can be extended to June 30, 2021. The Sellers and Buyer each have agreed to indemnify the other party for losses arising from certain breaches of covenants contained in the Purchase Agreement and other liabilities, subject to certain limitations.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The representations and warranties contained in the Purchase Agreement were made only for the purposes of the Purchase Agreement as of the specific dates therein and were solely for the benefit of the parties to the Purchase Agreement. The representations and warranties contained in the Purchase Agreement may be subject to limitations agreed upon by the parties to the Purchase Agreement and are qualified by information in confidential disclosure schedules provided in connection with the signing of the Purchase Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement may be subject to a standard of materiality provided for in the Purchase Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in Dominion Energy’s or BHE’s public disclosures.

Item 7.01	Regulation FD Disclosure.

On July 5, 2020, Dominion Energy issued a press release announcing entry into the Purchase Agreement and related matters, including the items described below. The press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference. On July 6, 2020, Dominion Energy held a conference call with analysts and investors during which information was provided regarding the Transaction and related matters, including the items described below. The investor materials presented on the conference call are attached as Exhibit 99.2 hereto and are incorporated herein by reference.

Stock repurchase program

On July 2, 2020, the Dominion Energy Board of Directors approved a stock repurchase program of up to $3 billion of Dominion Energy’s common stock, replacing the existing stock repurchase program. Stock repurchases may be made periodically in open-market transactions, privately negotiated transactions or otherwise and are subject to market conditions, applicable securities laws and other factors. Such repurchases will be at times and in amounts that management deems appropriate. Though this new authority has immediate effect, material repurchases are planned for late 2020 following the closing of the Transaction. The Board of Director’s authorization does not obligate Dominion Energy to acquire any particular amount of common stock, and may be modified, suspended or terminated at any time.

Operating earnings guidance

To reflect the entry into the Purchase Agreement and planned full-year discontinued operations treatment of the assets to be divested in the Transaction, on July 5, 2020, Dominion Energy announced revised 2020 operating earnings guidance of $3.37 to $3.63 per share, compared to previous guidance of $4.25 to $4.60 per share. Dominion Energy expects 2021 operating earnings per share to grow around 10 to 11 percent over 2020, reflecting the full-year impact of planned share repurchases, and by about 6.5 percent annually starting in 2022, off a 2021 base.

Dividend guidance

On July 5, 2020, Dominion Energy announced it expects to target an approximately 65% dividend payout ratio to be effective upon completion of the Transaction. This new payout would imply a 2021 dividend payment of about $2.50 per share. The projected reduction in the annual dividend reflects the absence of income from the divested assets and a revision to Dominion Energy’s target payout ratio to align with industry peers. All dividend declarations are subject to approval by the Board of Directors.

FORWARD-LOOKING STATEMENTS

This report contains certain forward-looking statements, including 2020 operating earnings guidance and projected dividends for the remainder of 2020 and beyond which are subject to various risks and uncertainties. Factors that could cause actual results to differ include, but are not limited to: the expected timing and likelihood of completion of the proposed transaction with Berkshire Hathaway Energy; the risk that Dominion Energy or Berkshire Hathaway Energy may be unable to obtain necessary regulatory approvals for the transaction or required regulatory approvals may delay the transaction; the risk that conditions to the closing of the transaction may not be satisfied; the repurchase of less than $3 billion of Dominion Energy common stock through a share repurchase program; unusual weather conditions and their effect on energy sales to customers and energy commodity prices; extreme weather events and other natural disasters; extraordinary external events, such as the current pandemic health event resulting from COVID-19; federal, state and local legislative and regulatory developments; changes to federal, state and local environmental laws and regulations, including proposed carbon regulations; cost of environmental compliance; changes in enforcement practices of regulators relating to environmental standards and litigation exposure for remedial activities; capital market conditions, including the availability of credit and the ability to obtain financing on reasonable terms; fluctuations in interest rates; changes in rating agency requirements or credit ratings and their effect on availability and cost of capital; impacts of acquisitions, divestitures, transfers of assets by Dominion Energy to joint ventures, and retirements of assets based on asset portfolio reviews; receipt of approvals for, and timing of, closing dates for acquisitions and divestitures; changes in demand for Dominion Energy’s services; additional competition in Dominion Energy’s industries; changes to regulated rates collected by Dominion Energy; changes in operating, maintenance and construction costs; timing and receipt of regulatory approvals necessary for planned construction or expansion projects and compliance with conditions associated with such regulatory approvals; adverse outcomes in litigation matters or regulatory proceedings; and the inability to complete planned construction projects within time frames initially anticipated. Other risk factors are detailed from time to time in Dominion Energy’s quarterly reports on Form 10-Q and most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

Exhibits

2.1	Purchase and Sale Agreement, dated as of July 3, 2020, by and among Dominion Energy, Inc., Dominion Energy Questar Corporation and Berkshire Hathaway Energy Company.*

99.1	Dominion Energy, Inc. press release dated July 5, 2020.**

99.2	Investor materials dated July 5, 2020.**

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith. Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Dominion Energy agrees to furnish supplementally to the SEC a copy of any omitted schedule upon request by the SEC.
**	Furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION ENERGY, INC.
Registrant

/s/ James R. Chapman
Name:	James R. Chapman
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Date: July 6, 2020